Exhibit 99.1

June 1, 2023

Dear Partner:

We are pleased to update you on recent events of Energy Resources 12, L.P. (the “Partnership”, “ER12”, “we”, “our” or “us”). As of March 31, 2023, the Partnership owned an approximate 5.7% non-operated working interest in 403 producing wells, predominantly in McKenzie, Dunn, McLean and Mountrail counties of North Dakota. Over the past six months, we have elected to participate in over 20 new wells that are all in various stages of the drilling and completion process. Our estimated proportionate share to complete these wells is approximately $8 million.

Strong operational performance has allowed us to build up our cash reserves over the past couple of years. We feel it is important to return to our limited partners a portion of the excess cash to pay down some of your investment and to avoid excessive cash balances we hold at our banks. ER12 will be paying back $1.60 per common unit – which amounts to approximately $17.7 million – in conjunction with your regular distribution on June 29, 2023. This special distribution will reduce your equity basis in the program. Future distributions will therefore reflect this reduction of your equity basis.

As we have disclosed in our recent filings with the Securities and Exchange Commission (SEC), the state of North Dakota informed us that we must start paying taxes on behalf of the limited partners in this program. We have reached a settlement for tax years 2020 and 2021 of approximately $365,000 (about $0.033 per share), which was paid in May 2023. We anticipate we will have to make the 2022 payment for the limited partners in the fourth quarter. Your proportionate share of these tax payments, and any payments made in the future for tax years 2023 and beyond, will be reflected in the K-1 tax forms you receive from us. These tax withholding payments will also reduce your equity basis in the program. Please consult with your tax advisor upon receipt of your K-1 next spring.

After the June distribution we will have paid approximately $93 million in distributions, or $9.70 per common unit, to our limited partners since inception of the program. After the June distribution, we will still have excess cash on hand of more than $6 million for our immediate operational and capital needs.

As operations have continued to be cash flow positive, we remain optimistic of the future of ER12. If you have questions regarding the status of your investment, please contact your Investment Counselor at David Lerner Associates, Inc. We also encourage you to review all the Partnership’s filings with the SEC, which are available online at www.energyresources12.com or www.sec.gov.

Thank you for your continued support of this investment.

Sincerely,

Glade M. Knight

Chairman and Chief Executive Officer

Energy Resources 12 GP, LLC

Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Partnership to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Such additional factors include, but are not limited to, the ability of the Partnership to implement its operating strategy; the ability of the Partnership to manage planned growth; the ability of the Partnership to provide liquidity opportunities for its limited partners; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the energy and capital markets; financing risks; litigation; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Partnership’s business.

Although the Partnership believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Partnership or any other person that the results or conditions described in such statements or the objectives and plans of the Partnership will be achieved. Readers should carefully review the Partnership’s financial statements and the notes thereto, as well as the risk factors described in the Partnership’s filings with the SEC, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by the Partnership with the SEC on March 22, 2023. Any forward-looking statement that the Partnership makes speaks only as of the date of this letter, and the Partnership undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.